                Exhibit 99.1

Piedmont Mining Granted Interest In Oil Well

Reno, NV – July 21, 2009 - Piedmont Mining Company, Inc. (OTC BB: PIED) today announced that it has been granted a 10.5% interest in an oil well in Tennessee. Production is just commencing. This well will be producing light, sweet crude oil without water problems or sulfur.

Management is working to secure interests in additional oil and gas wells to establish an alternative source of cash flow for its gold and silver exploration activities, thereby reducing the need to sell common stock.

Piedmont is an exploration-stage company, exploring for gold and silver in Nevada. It has entered into agreements on 8 properties in Nevada. The Company’s Common Stock is traded on the OTC Bulletin Board under the symbol: PIED.

FORWARD-LOOKING STATEMENTS: “Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements relating to the Company’s business activities and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations about the Company’s business and involve risks difficult to evaluate. Words such as expects, anticipates, intends, plans, believes, estimates and similar words and expressions are intended to identify forward-looking statements. Actual results can vary due to many factors including changes in business conditions and regulations; problems encountered in exploration, property acquisition and permitting; shortages of skilled workers and equipment; the need for additional capital and other risks listed in the Company’s SEC filings and elsewhere. Forward-looking statements speak only as of the date made. The Company does not undertake any obligation to update forward-looking statements.\

Piedmont Mining Company, Inc.	Reno, Nevada	www.piedmontmining.com

Contact:	Robert M. Shields, Jr.	212-734-9848
Investor Relations: Maria Da Silva	877-261-4466